Exhibit 4.10

COCA-COLA PLAZA ATLANTA, GEORGIA

May 13, 2001

PANAMCO DE NICARAGUA, S. A., Nicaragua

Gentlemen:

Reference is made to the Bottler’s Agreement between The Coca-Cola Company (hereinafter referred to as “the Company”) and Panamco de Nicaragua, S. A. (hereinafter referred to as “the Bottler”) effective as of May 13, 2001 (hereinafter referred to as the “Agreement”).

In the course of our recent conversations, you requested the clarification of Clause 26 (b), which the Company agreed to do as follows:

With regard to maximum retail prices that may be specified by the Company for the Territory, the Bottler will be under no obligation to enforce compliance by retailers with such maximum prices, but will suggest that retailers comply with those maximum prices.

The Company will not seek to exercise the rights to set maximum prices set forth in Clause 26 (b) of the Agreement in a manner which would constrain Panamco de Nicaragua, S.A., from fulfilling its long term obligations to its shareholders.

Company and Bottler agree that all remaining clause, terms and conditions of the Agreement remain unchanged and in full force and effect.

Very truly yours, THE COCA-COLA COMPANY By:

ACCEPTED: PANAMCO DE NICARAGUA, S. A.

By:

BOTTLER’S AGREEMENT

THIS BOTTLER AGREEMENT (hereinafter referred to as the “Agreement”) valid as of MAY 13, 2001, entered by and between THE COCA-COLA COMPANY, a corporation duly incorporated pursuant to the Law regulating the State of Delaware, United States of America, with main headquarters at One Coca-Cola Plaza, N.W., in Atlanta City, State of Georgia, U.S.A. (hereinafter referred to as the “Company”) , and PANAMCO DE NICARAGUA, S.A. a corporation duly incorporated and regulated under the Laws applicable in the Republic of Nicaragua, with main headquarters in the City of Managua, Nicaragua (hereinafter referred to as “The Bottler”)

WHEREAS,

A.	The Company’s business purpose is the manufacturing and sale of certain Concentrates and Beverages Bases (hereinafter referred to as “Beverages Bases”) the formulas of which are industrial secrets of the Company, and which are used as basis for the preparation of syrups for non-alcoholic beverages (hereinafter referred to as the “Syrups”), as well as to the manufacturing and sale of such Syrups used for the preparation of certain non-alcoholic beverages explained in detail within Appendix I (hereinafter referred to as the “Beverages”) which are put for sale in bottles and other packages as well as in other forms or manners.

B.	The Company owns the registered trade marks detailed in Appendix II securing such Bases for Beverages, Syrups and Beverages. It also owns several trade marks consisting of Distinctive Containers in different sizes in which the Beverages have been commercialized for many years, as well as the registered trade marks consisting of the design of a Dynamic Tag used for the advertisement and marketing of some Beverages (all registered trade marks whether collectively or on an individual basis will hereinafter be referred to as the “Trade Marks”).

C.	The Company has the exclusive right for the Beverages preparation, bottling and sale as well as that for the Bases for Beverages and Syrups manufacture and sale in the Republic of Nicaragua.

D.	The Company has designated and authorized certain third parties to manufacture the Beverages Bases for their sale to bottlers duly appointed as such (those third parties mentioned above will be hereinafter referred to as the “Authorized Suppliers”).

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E.	The Bottler has requested for authorization from the Company so as to use the “Trademarks” in connection with the preparation and bottling of the Beverages and for the distribution and sale of the Beverages within the stated territory described herein.

F.	The Company is willing to grant such authorization requested to the Bottler under the terms and conditions stated in this Agreement.

THEREFORE, the parties agree as follows:

I.	APPROVAL

1.	By means of this Agreement, the Company autorices the Bottler and in turn, the Bottler is obligated, under the terms and conditions herein, to prepare and bottle the Beverages in Authorized Packages as defined later on and to distribute and sell them under the Trademarks exclusively in and within the territory defined in Appendix III (hereinafter referred to as the “Territory”) .

2.	(a) The Company will approve during the validity period of this Agreement and at its own discretion, the types of container, sizes, shapes and other distinctive characteristics for each one of the Beverages (hereinafter referred to as the “Authorized Packages”) the bottler is entitled to use pursuant to this Agreement for the packing of each one of the Beverages. The list of Authorized Packages in connection with each one of the Beverages upon the coming into force of this Agreement is detailed in Appendix IV). The Company may, by means of written communication sent to the Bottler, authorize the usage of additional Authorized Packages for the preparation, distribution and sale of one or more types of Beverages.

(b) Pursuant to the stated in sub-paragraph (c) in this Section 2, the Company keeps the right to cancel its authorization in connection with any Authorized Package for any of the Beverages by means of written notification, sent with 6 (six) months notice to the Bottler. The parties acknowledge and accept that the Company will exercise its right to cancel its approval in such a way that it will allow the Bottler to prepare, bottle, distribute and sell the Beverages pursuant to the terms herein in at least one of the Authorized Packages. In the event such cancellation takes place, provisions in Clause 30 (c) will be applied to the packages regarding which the authorization has been cancelled. Pursuant to sub-paragraph (c) in this Section 2, the Company will not cancel the authorization in connection with

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an Authorized Package with the sole purpose of granting preparation, bottling, distribution and sale rights to a third party in connection with Beverages in such Authorized Packages within the Territory.

(c) It is hereby acknowledged and accepted by the parties that the preparation, bottling, distribution and sale system of Canned Beverages have unique characteristics when compared to the preparation, bottling, distribution and sale system of Beverages distributed in other packages. Likewise, it is also acknowledge and accepted by the parties that the Company has a legitimate interest in maintaining and promoting the commercial and economic feasibility of the preparation, bottling, distribution and sale system of the Canned Beverages at world wide level. Therefore, the parties hereby agree that when the Bottler get authorization so as to prepare, bottle, distribute and sell the Canned Beverages, the Company may cancel at its entirely sole discretion and at any time within the validity period of this Agreement, its approval in connection with Cans as an Authorized Package by means of a written notice sent to the Bottler. The company may determine that the Bottler has a continuous relationship with the preparation and/or bottling and/or distribution and sale of the Canned Beverages. In such event, the Company may enter into future agreements with the Bottler in connection with the outsourcing of manufaturing or bottling of the Canned Beverages, including the possibility of distribution and sale rights for the Canned Beverages. It is hereby acknowledged and accepted by the Bottler that the maintenance of authorizations or agreements with the Bottler in connection with the preparation, bottling, distribution and/or sale of the Canned Bottles will be at the sole discretion of the Company.

(d) For the pursposes of this Agreement, the term “Cans” means and include the following:

(1)	any container for beverage partially or totally metal made; or

(2)	any beverage container sealed after filled in with a non-removable cap; or

(3)	any beverage package generally known as can by the soda industry, the wholesale market, the retail market or the consumers.

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3.	The Exhibits attached to this Agreement, if any, identify the nature of the complementary authorizations that may be granted from time to time to the Bottler pursuant to the terms stated herein and regulate the specifi rights and obligations of the parties in connection with the complementary authorizations.

II.	OBLIGATIONS OF THE COMPANY

4.	The Company or Authorized Suppliers will sell and deliver the Bottler the amount of Beverages Bases the Bottler may request for on a regular basis, in the understanding that and as long as:

(a)	The Bottler will request for and the Company or the Authorized Suppliers will sell and deliver to the Bottler only the amount of Beverages Bases that may be necessary and in the enough amount in order to comply with this Agreement; and

(b)	The Bottler will use the Beverages Bases exclusively for the preparation of the Beverages as prescribed by the Company from time to time, and the Bottler is banned to whether sell the Beverages Bases or the Syrups or allow them to get to third parties without the Company’s previous written consent.

The Company will keep the exclusive and unique right so as to determine the formulas, composition or ingredients for the Beverages and Beverages Bases at any moment.

5.	The Company, within the validity term of this Agreement, except for the stated in Section 11, will refrain from selling, distributing or authorizing third parties to sell or distribute the Beverages within the Territory in the Authorized Packages, keeping the right however, to prepare and bottle the Beverages in the Authorized Packages within the Territory to be sold outside the Territory and to prepare, bottle, distribute and sell or authorize the preparation, bottling, distribution or to authorize third parties to sell the Beverages within the Territory in any other manner or form.

III.	OBLIGATIONS OF THE BOTTLER IN CONNECTION WITH THE COMMERCIALIZATION OF BEVERAGES, FINANCIAL CAPACITY AND PLANNING.

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6.	The Bottler will have the continuous obligation to develop, foster and totally satisfy the demand for each one of the Beverages within the Territory. Therefore, the Bottler convenes and agrees with the Company, the following:

(a)	Prepare, bottle, distribute and sell the necessary amounts of each one of the Beverages so as to satisfy in full and in all regards the whole demand of each one of the Beverages within the Territory.

(b)	To make all efforts and use all tested, practical and approved means so as to develop and exploit in full the business potential of the preparation, bottling, commercialization and distribution of each one of the Beverages within the Territory by means of the continuous creation, fostering and expansion of the future demand of each one of the Beverages, totally satisfyingy in all aspects, the current demand;

(c)	To invest all capital and incurr into all expenses that may be needed for the organization, installation, operation, maintenance and replacement of all manufacturing, storing, marketing, distribution, delivery and transportation facilities as well as any other kind of facilities and equipment within the Territory so as to comply with this Agreement;

(d)	To sell and distribute the Beverages in Authorized Packages only to final retailers or consumers within the Territory. However, the Bottler is authorized to distribute and sell the Beverages in the Authorized Packages to wholesalers within the Territory selling only to retailers within the Territory. Any other distribution method will be subject to the Company’s previous authorization in written; and

(e)	To have a competent management team, duly qualified and to recruit, train, maintain and direct all personnel that may be required in all aspects so as to comply with the Bottler’s obligations pursuant to this Agreement.

7.	The parties agree that, in order to develop and foster the demand of each one of the Beverages, advertisement and other marketing activities are necessary. The Bottler therefore agrees to spend the amounts of money that may be necessary for the advertisement and marketing of the Beverages so

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as to maintain and increase the demand of each one of the Beverages within the Territory. The Company may, at its own discretion, contribute to such advertisement and marketing expenses. The Company may also use its own funds for each advertisement or promotion activity it may consider appropriate to conduct within the Territory, having the foregoing by no means affecting the Bottler’s obligation to invest the necessary sums of money for advertising and marketing of each one of the Beverages so as to foster and develop the demand of each one of the Beverages within the Territory.

8.	The Bottler will submit to the Company, for its previous approval, all advertising and promotions related to the Trademarks ad the Beverages and will use, publish, maintain and distribute only the advertisements and promotional material related to the Trademarks or Beverages that may be approved and authorized by the Company.

9.	The Bottler will maintain the consolidated financial capacity that may be reasonably necessary so as to make sure the Bottler can comply with its obligations pursuant to this Agreement. The Bottler will keep books, accounts and records in a precise manner and will supply the Company, upon request, the financial and accounting information that may be required so as to allow the to Company determine the Bottler’s compliance of its obligations pursuant to this Agreement.

10.	The Bottler convenes and agrees as follows:

(a)	To deliver a program to the Company each calendar year (hereinafter referred to as “Annual Program”) which should be acceptable for the Company both, in form and content. The Annual Program will include, but may not be limited to, the Bottler’s plans for commercialization, administration and management, finance, promotion and advertising, showing in detail the activities envisioned for the following twelve-month period or any other period the Company may establish. The Bottler will diligently enforce the Annual Program and will inform on a quarterly bases or as stated by the Company, about the compliance with such Annual Program.

(b)	Will inform the Company, on a monthly basis or within the intervals the Company may state for such purposes, the sales volume of each

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one of the Beverages in a detailed manner and with the data the Company may request.

11.	The Bottler acknowledges that the Company has entered or may enter agreements similar to this Agreement with third parties outside the Territory and accepts the limitations such agreements may reasonably impose to the Bottler in the development of its business according to the terms herein. Likewise, the Bottler agrees to develop its business in such a way so as to avoid conflicts with such third parties and, should disputes may arise despite it all, is obligated to make all reasonable efforts so as to settle them in an amicable manner.

The Bottler may not oppose, without valid reasons, to any additional measure, the adoption of which may be considered as necessary by the Company and justified by it aiming at protecting and improving the Beverages sale and distribution systems. For instance, those that may be adopted related to the attention of big or special accounts the scope of which may go beyond the Territory limits, even if such measures represent a restriction of the Bottler’s rights or obligations within reasonable limits without affecting the essence of this Agreement.

12.	(a)	a) The Bottler acknowledging the important benefit both, for itself and all third parties referred to in Clause 11 mentioned above, derived from the external uniform appearance of the distribution equipment and other equipment and material used pursuant to the terms herein, agrees on accepting and applying the adopted rules that may be issued from time to time by the Company for the design and decoration of the trucks and other vehicles used for distribution, as well as cases, cardboard, refrigerators, vending machines and other materials and equipment used for the distribution and sale of Beverages pursuant to this Agreement.

(b)	Likewise, the Bottler is bound to maintain and replace such equipment within the periods fo time that may be reasonably necessary and not to use such equipment neither to distribute nor sale any other products that may not be identified under the Trademarks without the Company’s written consent.

13.	(a)	By no means may the Bottler prepare, sell, or distribute or cause the sale or distribution of any of the Beverages outside the Territory without the Company’s previous consent.

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(b)	In the event any of the prepared, bottled, distributed or sold Beverages by the Bottler were found within the Territory of another authorized Bottler by the Company (hereinafter referred to as the “Injured Bottler”, besides the other resources available, the following may apply:

1)	The Company may immediately cancel the authorization of the Authorized container(s) found within the Injured Bottler’s Territory;

2)	The Company may charge the Bottler a compensatory amount for the Beverages found in the Injured Bottler’s Territory so as to compensate the lost profit, the expenses and other costs incurred by the Company and the Injured Bottler; and

3)	The Company may buy any of the prepared, bottled, distributed or sold Beverages by the Bottler that may be found in the Injured Bottler’s Territory and the Bottler, additionally to any other obligation that may have pursuant to this Agreement, will reimburse the Company with the cost incurred for the purchase, transportation and or destruction of such Beverages.

(c)	In the event the prepared, bottled, distributed or sold Beverages by the Bottler were found in the Territory of an Injured Bottler, the Bottler may submit to the Company’s representatives all sale contracts and other documents related to such Beverages and will help the Company in all investigations conducted related with the sale and distribution of such Beverages outside the Territory.

(d)	The Bottler will inform the Company immediately in the event of receiving an order or a purchase offer from a third party regarding which, the Bottler may know or may have reasons to believe would lead to the commercialization, sale, resale, distribution or redistribution of Beverages outside the Territory infringing the stated herein.

IV.	BOTTLER’S OBLIGATIONS IN CONNECTION WITH THE TRADEMARKS

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14.	The Bottler will acknowledge at all times the validity of the Trademarks and the fact they belong to the Company and by no means will it question such validity or ownership in any way whatsoever.

15.	There is nothing within this Agreement that may give the Bottler neither benefit not right over the Trademarks whatsoever, nor the goodwill inherent to them or over the labels, design, bottling or any other visual representation thereof or used in connection with them, and the Bottler acknowledges and agrees that all rights and interests created by the usage of Trademarks, labels, designs, packages or any other visual representation may have a repercussion for the benefit and property of the Company. The parties agree and understand that this is nothing but a temporary authorization issued in favor of the Bottler pursuant to the terms of this Agreement, leading not to any right or interest and with no payment of any right or royalty, for the usage of such Trademarks, labels, designs, packages or any other visual representations of them, but only related to the preparation, bottling, distribution and sale of the Beverages in Authorized Packages. Such usage must be conducted in a manner and form that all goodwill related to it benefits the Company as the source and origin of such Beverages, and the Company will keep full right over determining the presentation of such Trademarks and other steps that may be necessary or convenient so as to assure compliance in the stated in Section 15.

16.	The Bottler may neither adopt or use any name, corporate name, company name, establishment name nor any other commercial name including the words “Coca-Cola”, “Coca”, “Cola”, “Coke” or any other that could be mistaken for or considered as similar to any graphic or visual representation of the Trademarks or any other brand or industrial property of the Company, without previous written consent of the Company.

17.	The Bottler convenes and agrees with the Company during the validity period of this Agreement and pursuant to the applicable legislation as follows:

(a)	Not to manufacture, prepare, bottle, distribute, sell, negotiate or in any other manner establish a relationship with any other products of non-alcoholic beverages besides those prepared, bottled, distributed or sold by the Bottler under the Company’s approval except in the event of obtaining the Company’s written consent in advance.

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(b)	Not to manufacture, prepare, bottle, distribute, sale, negotiate or by any other means establish any relationship with any other concentrated solution, base for beverage, syrup or beverage that may be easily mistaken for any of the Beverages Bases, Syrups or Beverages.

(c)	Not to manufacture, prepare, bottle, distribute, sell, negotiate or by any other means establish any other relationship with any other beverage by-product under any commercial design or any container imitating a commercial design or container over which the Company claims property rights or that may be subject to confusion or to cause confusion or that may be perceived by the consumer as confusingly similar or that may be substituted by such commercial design or container;

(d)	Not to manufacture, prepare, bottle, distribute, sell, negotiate or by any other means establish any relationship with any product under any other brand or name that may be an imitation, copy, infringement or confusingly similar to any of the Trademarks, and

(e)	Within the validity term of this Agreement and within a period of two (2) years after termination of such term and acknowledging the valuable rights granted by the Company to the Bottler pursuant to this Agreement, not to manufacture, prepare, bottle, distribute, sell, negotiate or by any other means establish any other relationship with any other beverage the name of which may include the word “Cola” (whether on its own or together with any other word or words) or any other phonetic interpretation of such word.

The stipulated herein applies not only to the operations with which the Bottler may be directly involved but also to the operations with which the Bottler may be indirectly involved by means of ownership, control, management, partnership, contract, agreement or any other means whether within or outside the Territory. The Bottler is obligated not to acquire, retain whether directly or indirectly any property interest in or become part of any contract or agreement related to the management or control of any person or legal entity, within or outside the Territory participating in any of the activities prohibited under this Section.

Likewise, in connection with the alcoholic beverages with which the Bottler may establish any relationship within the validity term of this Agreement,

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the Bottler agrees to conduct such business or any area within it, that may include the manufacturing, preparation, bottling, distribution or sale or any other activity related to alcoholic beverages by means of a different company in such a way that it seems to be a business activity different from the Bottler’s Beverages business pursuant to the stated herein. By means of the foregoing, the Bottler agrees to conduct any business related to alcoholic beverages by means of a different commercial entity, including: (i) legal identity;(ii) plant or physical infrastructure; (iii) sales force; (iv) machinery and vehicles; and (v) other characteristics of the business, unless the Company approves otherwise in written.

18.	This agreement reflects mutual interest of the parties and in the event:

(a)	a third party that, in the Company’s opinion, is related whether directly or indirectly, by means of a property title, the exercise of a control or by any other means with the manufacturing, preparation, bottling, distribution or sale of any product specified under Section 17 mentioned above, purchases or by any other means obtains control or influences anyhow whether directly or indirectly the Bottler’s management activities; or

(b)	any person or legal entity that having majority ownership or control whether directly or indirectly over the Bottler or that may be controlled in a direct or indirect manner by the Bottler or any third party that may have control or any direct or indirect influence over the Bottler’s management activities, pursuant to the Company’s opinion takes part in the preparation, bottling, distribution or sale of any of the products specified in Section 17 stated above.

In such event, the Company may be entitled to terminate this Agreement immediately unless the third party conducting the purchase pursuant to the stated in sub-paragraph (a) above or the person, entity, firm or company referred to in sub-paragraph (b) mentioned above, upon receiving written notice of the Company stating its intention of terminating the Agreement as stated before, agrees to discontinue and actually discontinues the manufacturing, preparation, bottling, distribution or sale of such products within a reasonable period of time not exeeding six (6) months as of the notification date.

19.	(a)	If the Company, for the purposes of this Agreement, requires, pursuant to the applicable laws regulating the registration and

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license of industrial property, for the Bottler to be registered as authorized user or licensee of the Trademarks, upon the Company’s request, the Bottler will enter all an any contracts and documents that may be necessary so as to establish, modify or cancel the registration.

(b)	Should the public authority with the relevant jurisdiction reject the Company and Bottler’s request so as to register the Bottler as authorized user or licensee of any of the Trademarks in connection with any of the Beverages prepared and bottled by the Bottler pursuant to this Agreement, the Company will be entitled to terminate this Agreement or immediately cancel the relevant authorization in connection with such Beverages.

V.	OBLIGATIONS OF THE BOTTLER IN CONNECTION WITH THE PREPARATION AND BOTTLING OF THE BEVERAGES

20.	(a)	The Bottler convenes and agrees with the Company to use, in the preparation of the Syrups for each one of the Beverages, only the Beverages Bases acquired from the Company or Authorized Suppliers and in using the Syrups only for the preparation and bottling of the Beverages strictly subject to and in compliance with the directions in written that will be communicated to the Bottler by the Company in a regular basis. The Bottler also agrees with the Company that upon preparing, bottling and distributing the Beverages will at all times be subjected to the manufacturing, hygiene among other rules stated from time to time by the Company and to comply with all applicable legal requirements. Likewise, the Bottler will at all times allow the Company, its officers, agents, representatives or employees to have access and to inspect the plant, facilities, equipments and methods used by the Bottler for the preparation, bottling, storage and management of the Beverages in order to determine if the Bottler complies with the terms of this Agreement.

(b)	The Bottler, acknowledging the relevance of identifying the manufacturing source for the Beverages in the market, agrees to use identification codes in all bottling and/or packaging materials for the Beverages, including Authorized Packages and disposable cases. Moreover, the Bottler agrees to install, maintain and use the

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necessary machinery and equipment required for the application of such identification codes. The Company will supply the Bottler from time to time with the necessary directions in written in connection with the forms of the identification codes that may be used by the Bottler as well as the production and sale records to be kept by the Bottler.

(c)	In the event the Company determines or notices the existence of any issue related to quality or of technical origin related to any of the Beverages or Authorized Packages in connection with any of the Beverages, the Company may require the Bottler to take all necessary measures so as to immediately withdraw such Beverages from the market. The Company will notify the Bottler whether by telephone, cable, telex, telefax or any other means of immediate communication its decision of requesting the Bottler to withdraw such Beverages from the market. Upon reception of such notice, the Bottler will immediately stop the distribution of such Beverages and will take any other action that may be requested by the Company in connection with the withdrawal of such Beverages from the market.

(d)	In the event the Bottler determines or gets acquainted with any quality issue or of technical origin related to any of the Beverages or Authorized Packages in connection with any of the Beverages, the Bottler will immediately notify the Company by telephone, cable, telex, telefax or any other means of immediate communication. This notification will include: (1) identity and amount of Beverages involved, including the Authorized Packages, (2) codification data, (3) any other relevant means including information helping in the trading of such Beverages.

21.	The Bottler must, at its own cost and expense, submit to the Company, samples of the Syrups, Beverages and the materials used for the preparation of such Syrups and Beverages pursuant to the directions communicated in written by the Company from time to time.

22.	(a)	In the bottling, distribution and sale of the Beverages, the Bottler will only use Authorized Containers, lids, boxes, cardboard, labels and other bottling or packaging materials approved from time to time by the Company, and the Bottler will acquire such items only from the suppliers previously authorized by the Company so as to manufacture such items to be used in connection with the Trade

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Marks and Beverages. The Company will make its best effort so as to approve two or more suppliers for such items, in the understanding that such authorized suppliers may be within or outside the Territory.

(b)	The Bottler will inspect the Authorized Packages, lids, cases, cardboard, labels and other bottling or packaging materials and will only use those items complying with the rules stated by the applicable law within the Territory besides the rules and specifications stated by the Company. The Bottler will assume, on an independent manner, the responsibility in connection with the usage of such Authorized Packages, lids, cases, cardboard, labels and other bottling materials complying with such rules.

(c)	The Bottler will maintain on an permanent basis, enough inventory of Authorized Packages, lids, labels, cardboard and other bottling materials so as to fulfill, in full, the demand of each one of the Beverages within the Territory.

23.	(a)	The Bottler acknowledges that the increases in demand for Beverages, as well as the changes in the list of Authorized Packages may require, from time to time, modifications or other changes in connection with their existent equipment for the manufacture, bottling, distribution or direct supply or may require the purchase of additional equipment for the manufacturing, bottling, distribution or direct supply. The Bottler therefore agrees to modify the existent equipment, acquire and install the additional equipment that may be necessary with enough anticipation so as to permit the introduction of the new Authorized Packages and the preparation and bottling of the Beverages pursuant to the permanent obligations of the Bottler of develop, foster and satisfy in full the demand for each one of the Beverages within the Territory.

(b)	In the event the Bottler uses non-returnable Authorized Containers for the preparation and bottling of the Beverages, the Bottler agrees to invest the necessary capital as well as the sums that may be requested from time to time so as to create and maintain an adequate inventory of the Returnable Authorized Containers. Aiming at assuring the permanent quality and appearance of such inventory of non-disposable Authorized Packages. The Bottler, moreover, agrees to replace all or part of such inventory of non-disposable Authorized

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Packages as reasonably necessary and pursuant to the obligations of the Bottler stated herein.

(c)	The Bottler agrees not to re-bottle or by any other means re-use any of the non-returnable Authorized Packages that may have been previously used.

24.	The Bottler is the only held responsible for the compliance of its obligations pursuant to this Agreement in the terms stated on the law and regulations applicable in the Territory, and should immediately inform the Company about any rule that may hinder or limit the Bottler regarding the strict compliance of its obligations herein clearly stated.

VI.	CONDITIONS FOR PURCHASE AND SALE

25.	The Bottler will acquire the Beverages Bases that may be required for the preparation and bottling of the Beverages from the Company or Authorized Suppliers only, pursuant to the stated in this Agreement.

26.	(a)	The Company, by means of communication to the Bottler, keeps the right to establish at its own discretion, prices of the Beverages Bases, including the shipment and payment conditions, the currency or currencies acceptable by the Company for payment purposes and to appoint one or more Authorized Suppliers, the place for procurement and/or alternative procurement places for each one of the Beverages Bases.

(b)	The Company keeps the right, up to the extent permitted by the applicable law within the Territory, to establish and review, bu means of written notification to the Bottler, the maximum sale prices of each one of the Beverages in the Authorized Packages to be sold by the Bottler to retailers and the maximum retail price for each one of the Beverages. In this connection, it is acknowledged that the Bottler may sell the Beverages to the retailers and authorize the retail sale of the Beverages at lower prices than the maximum sale prices that may be established or reviewed by the Company pursuant to this sub-paragraph. The Bottler may neither increase, however, the maximum sale prices established or reviewed by the Company for the Beverages sold in the Authorized Packages to retailers nor

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approve an increase in the maximum sale prices of the Beverages without written approval issued by the Company.

(c)	The Company keeps the right, by means of notification in written to the Bottler, to change the Authorized Suppliers and to revise from time to time and in any moment at its entire discretion, the prices of any of the Beverages Bases, the shipment conditions (including the place for procurement) as well as the currency or currencies acceptable to the Company or its Authorized Suppliers.

(d)	If the Bottler is not willing to pay the revised price in connection with the Beverages Bases for “Coca-Cola” Beverage, the Bottler will notify so in written within the next thirty (30) days upon reception of the notification issued by the Company stating the revision of the price mentioned above. Should this be the case, this Agreement will automatically be terminated upon three (3) calendar months following the reception date of the notification received by the Bottler.

(e)	Except for the stated in subparagraph (d) mentioned above in connection with the Base for Beverage “Coca-Cola”, if the Bottler is not willing to pay the revised price in connection with the Base(s) for Beverage(s) for one or more of any of the other Beverages, the Bottler should notify so to the Company in written within the thirty (30) days upon reception of the written notification of the Company notifying the revision of the price or prices mentioned above. In this case, the Company, at its own discretion and taking into consideration the current and future market conditions, may take one of the following actions: (i) notify the Bottler, in written, that this Agreement will terminate after three (3) calendar months upon receipt of the notification for termination issued by the Company and sent to the Bottler or (ii) notify the Bottler in written that the authorization to the Bottler in connection with such Beverage of Beverages regarding which the Bottler is not willing to pay the revised price is cancelled. Such cancellation will be effective three (3) calendar months upon reception of the notification from the Company stating the cancellation of such authorization(s) to the Bottler. In the event the cancellation of authorization of a Beverage or Beverages pursuant to this subparagraph, the conditions stated on Section 30 will apply in connection with such Beverage of Beverages and, notwithstanding any other stipulation herein, the

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Company will have no additional obligations towards the Bottler in connection with the Beverage or Beverages the authorization of which has or have been cancelled, and the Company will have the right to prepare, bottle, distribute, sell or grant authorizations to a third party so as to prepare, bottle, distribute or sell such Beverage or Beverages within the Territory.

(f)	The omission committed by the Bottler regarding notification to the Company the related to the revised price in connection with one or more of the Beverages Bases regarding subparagraphs (d) and (e) mentioned above will be considered as acceptance by the Bottler of the revised price.

(g)	The Bottler commits to collect and charge the retail distributors the deposits the Company may determine from time to time by means of written notification to the Bottler for each one of the non-disposable Authorized Packages and each one of the non-disposable cases delivered to them, and to make all reasonable efforts so as to recover the empty Authorized Packages and cases and, once collected, to reimburse or credit the deposits corresponding to such Authorized Packages that may have no damage and that may be in good conditions.

VII.	DURATION AND TERMINATION OF THE AGREEMENT

27.	This Agreement will be effective as of May 13, 2001 and will expire on May 12, 2006, without notification, unless is terminated in advance as stated herein. The parties to this Agreement acknowledge and agree that the Bottler will have no right to claim the tacit renewal of this Agreement.

28.	(a)	This Agreement may be terminated by the Company or by the Bottler immediately and incurring in no liability whatsoever by means of written notification between the parties holding the right to terminate the other party:

(1)	If the Company, the Authorized Suppliers or the Bottler can not obtain in a legal manner the foreign currency necessary so as to make payments related to imports of the Beverages Bases or the ingredients or materials necessary so as to

17

manufacture the Beverages Bases, the Syrups or the Beverages; or

(2)	If any of the parties to this Agreement stops acting pursuant to the laws or applicable regulations in the country where the Territory is located and, as a result, or deriving from any other law that may affect this Agreement, any of the main stipulations herein can not be legally complied with or in the event the Syrups, or Beverages can not be prepared or sold pursuant to the directions issued by the Company pursuant to Section 20 mentioned above or if any of the Beverages Bases can not be manufactured or sold pursuant to the Company’s formulas or the rules stated by it.

(b)	This Agreement may be immediately terminated by the Company, without incurring into liability for losses and damages:

(1)	If the Bottler becomes insolvent or declares bankruptcy or if a request for bankruptcy is filed against or on behalf of the Bottler without having it suspended or rejected within the one hundred and twenty (120) days after its filing, or if the Bottler submits a request to liquidate or close its business, or if it requests for disolution or if a judicial order in this connection is issued against the Bottler, or if a receivership, bankruptcy trustee or judicial manager is appointed so as to manage the Bottler’s business, or if the Bottler enters a scheme for judicial or voluntary organization with its creditors, or closes any similar deal with them or makes a general transfer of assets in favor of the creditors; or

(2)	In the event of dissolution, nationalization or expropriation of the Bottler or in the event the Bottler’s productive or distribution assets are seized.

29.	(a)	This Agreement may also be terminated by the Company or the Bottler in the event the other party fails to comply with any of the terms, stipulations or conditions stated herein and defaults in fixing such non-compliance(s) within the following sixty (60) days after having such party receiving notification in written stating such default(s) on compliance.

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(b)	Besides all other resources the Company may be entitled to by virtue of this Agreement, if the Bottler stops following the rules established by the Company or those requested by the applicable laws in the Territory for the preparation of the Syrups or Beverages, the Company will have the right to prohibit the production of Syrups or Beverages until the default on compliance is solved at the entire satisfaction of the Company, and the Company may demand the withdrawal from the market, at the Bottler’s expense of the Beverages that do not comply or are not manufactured pursuant to the directions, rules or requirements issued in such connection and the Bottler will immediately stick to such prohibition or demand. During such prohibition period, the Company will be entitled to suspend the supply of Beverages Bases to the Bottler and will also keep the right to supply, cause or allow others to supply the Beverages in Authorized Packages in the Territory. No prohibition or demand may be considered as a waiver of the Company’s rights to terminate this Agreement pursuant to this Section whatsoever.

30.	Upon maturity or anticipated termination of this Agreement or the cancellation of the authorization for one or more Beverage(s), only in connection with that (those) Beverage(s) as it may deem appropriate:

(a)	As of that date, the Bottler may not prepare, bottle, distribute or sell the Beverages or may use any of the Trademarks, Authorized Packages, cases, lids, labels, bottling material or advertising material used or aimed at being used by the Bottler in connection with the preparation, bottling, distribution and sale of the Beverages;

(b)	The Bottler will immediately eliminate all reference to the Company, the Beverages and the Trademarks from the facilities, delivery vehicles, direct sale equipments and other equipments of the Bottler, as well as from all commercial stationery and all written, graphic, electromagnetic and, digital material or promotional articles, or advertisements used or kept by the Bottler and as of that date, by no means the Bottler may assert it has any relationship with neither the Company, the Beverages nor the Trademarks in any way whatsoever.

(c)	The Bottler will immediately deliver to the Company or to a third party pursuant to the directions that the Company may issue in such connection, all the Beverages Bases in Authorized Packages,

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Authorized Packages to be used with the Trademarks or any of them, cases, lids, labels, packaging materials and advertising materials for the Beverages still under the Bottler’s possession or control. The Company, upon receiving the material pursuant to such directions, will pay the Bottler an amount equal to the reasonable market price of such inputs or materials in the understanding that the Company will only accept and pay such inputs and materials that may be usable and first-class quality. All Authorized Packages, lids, labels, packaging material and advertising material holding the name of the Bottler and inputs or materials that may not be appropriate for usage pursuant to the Company’s rules, will be destroyed by the Bottler at its own cost and expense. In the event this Agreement is terminated pursuant to the provisions in Sections 18 or 28 (a) and deriving from any of the circumstances detailed in Section 35 (including the termination by legal provision) or if the Agreement is terminated by the Bottler by any other different reason pursuant to or resulting from the enforcement of Sections 26 or 29, or upon canceling the authorization for one (or more) Beverage (s) pursuant to Section 26 (e) or Section 31, the Company will have the option, but not the obligation, of purchasing the inputs and materials referred to above from the Bottler; and

(d)	All rights and obligations stated herein, whether expressly defined or that may have been acquired or are being acquired deriving from the usage, practice or by any other manner will expire, cease and terminate, except for the Bottler’s obligations stated in Sections 13 (b) (2) and (b) (3), 14, 15, 16, 17 (e), 19 (a) , 0.30, 36 (a) , (b) , (c) and (d) and 37, which will remain valid and with full effect. It is understood that this provision should not affect any of the rights that the Company may have against the Bottler in connection with claims for default on payment of any debt or obligation of the Bottler towards the Company or with the authorized suppliers.

31.	Besides all other resources of the Company in connection with any default from the Bottler in the terms, obligations and conditions of this Agreement, and as such default may be related only with the Bottler’s preparation, bottling, distribution and sale of one or more but not all the Beverages, the Company may choose to cancel the authorizations granted to the Bottler pursuant to this Agreement, only in connection with such Beverage or Beverages. In the Event the Company cancels authorizations to the Bottler based on this Section, provisions in Section 30 will apply in connection

20

with such Beverage or Beverages, and the Company will have no additional obligations towards the Bottler in connection with the Beverage or Beverages regarding which authorizations have been cancelled and the Company will have the right to prepare, bottle, distribute, sell or grant authorizations to a third party in connection with the preparation, bottling, distribution and sale of such Beverage or Beverages in the Territory.

VIII.	GENERAL PROVISIONS

32.	The parties acknowledge and accept that the Company has a legitimate interest in maintaining, promoting and protecting the global performance, efficiency and integrity of the international system for bottling, distribution and sale of the Company’s products. Likewise, the parties acknowledge and accept that this Agreement has been drafted by the Company intuitu personae, taking into consideration the identity, character and integrity of the owners, controlling parties and managers of the Bottler, and the Bottler in turn, guarantees to have disclosed in full, before the execution of this Agreement, the names of the owners and third parties having rights or exercising an effective power of control or management over the Bottler. Therefore, the Bottler accepts and obligates itself towards the Company as follows:

(a)	Neither to assign, transfer, pledge or by any other means encumber all or part of this Agreement, nor any interest stated herein in favor of a third party or third parties without previous written consent of the Company.

(b)	Not to delegate the execution of this Agreement, all or part of it, to a third party or third parties without previous written consent of the Company;

(c)	To immediately notify the Company in the event or upon acknowledging the action of a third party that may or actually results in any change of ownership or control of the Bottler.

(d)	To put at the Company’s disposal on a regular basis and at the Company’s request, the Bottler’s complete property records with precise information regarding any third party or parties who may exercise direct or indirect control over it.

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(e)	As the Bottler holds some legal control over changes in ownership or control of the Bottler, not to start, conduct, consent, accept changes without the Company’s previous written consent; and

(f)	If the Bottler is incorporated as a partnership, not to change the composition of such partnership by means of accepting new partners or the resignation of any of the existing partners, without the Company´s previous written consent.

Besides the stated above in this Section, in the event a proposed change regarding ownership or control of the Bottler involves in whole or in part a direct or indirect transfer or the acquisition of property or control of the Bottler, by an individual or an entity authorized by the Company to manufacture, sale, distribute or by any other means negotiate regarding any of the Beverages and/or any trade mark of the Company (hereinafter referred to as the “Acquiring Bottler”), the Company may request some and all information that it may consider as relevant both, from the Bottler and the Acquiring Bottler aiming at determining whether to accept such change or not. In any of the circumstances mentioned above, the parties, acknowledging and admitting the legitimate interest of the Company to maintain, promote and protect the globality, efficiency and integrity of the Company’s products’ bottling, distribution and sale international system, expressly accepts that the Company is empowered, if so deciding, to consider all factors that may deem necessary and to apply the relevant criteria.

Moreover, it is acknowledged and agreed between the parties that the Company, at its own discretion, may deny consent to any change proposed over the ownership or any other transaction embraced in this Section 32 or may give consent subject to those conditions that, at its own discretion, may determine. The parties expressly agree that any infringement by the Bottler over the previous stipulations contained in this Section 32, will entitle the Company to immediately terminate this Agreement and, by virtue of the personal nature of this Agreement, they agree that the Company will have the right to terminate this Agreement if any other third party or third parties obtain a direct or indirect interest in the property of or control over the Bottler, eventhough the Bottler has no means to avoid such change and if, in the Company’s opinion, such change may permit such third party or third parties to exercise any influence over the Bottler’s management or materially affect the Bottler’s capacity to strictly comply with the terms and obligations stated herein.

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33.	The Bottler may, before the emission, offer, sale, transfer, commercialization or exchange of stocks or any other security, its bonds, obligations or any debt certificate or the promotion of the foregoing, obtain the Company’s written consent as long as the Bottler uses the name of the Company or the Trade Marks or makes any mention of its commercial relationship with the Company in connection with prospects, promotional material and other selling efforts. The Bottler may not use the name of the Company or Trademarks or mention in any manner its relationship with the Company in prospects or advertising or promotional material used in connection with the acquisition by the Bottler of shares or other property titles in other company without the Company’s previous approval in written.

34.	The Company may assign any of its rights and delegate in whole or in part, its duties and obligations derived from this Agreement to one or more of its subsidiaries or affiliated companies by means of written notification to the Bottler, in the understanding however that any delegation of this sort does not release the Company from any of the obligations entered into by virtue of this Agreement.

Moreover, the Company, at its entire discretion, may and by means of a written notification to the Bottler, appoint a third party as its representative so as to make sure the Bottler complies with its obligations pursuant to this Agreement, fully empowered so as to supervise the Bottler’s performance and demand compliance of all terms and conditions stated herein. The Company may change or revoke such designation at any time by sending a written notification to the Bottler.

35.	Neither the Company nor the Bottler will be held responsible for the default on compliance of any of the obligations mentioned herein whenever such default on compliance derives or results from the following:

(a)	Strike, inclusion in the black list, boycott or commercial sanctions no matter their origin.

(b)	Fortuitous circumstance, force majeure, public enemies, legal provisions or administrative actions (including the withdrawal of any governmental authorization required by any of the parties for the compliance of the stated within this Agreement), attachment, quarantine, mutiny, insurrection, a declared or non declared war, state of war or beligerance or risk; or

23

(c)	Any other circumstance that may go beyond control of the parties

In the event the Bottler fails to comply with its obligations resulting from any of the circumstances stated in this Section and as the situation causing such default on compliance persists, the Company and the Authorized Suppliers will be relieved from their obligations stated under Sections 4 and 5. In the event such default on compliance persists for six (6) months or more, any of the parties may terminate this Agreement.

36.	(a)	The Company keeps the sole and exclusive right to file any proceedings or civil, administrative or criminal action and in general, to exercise or search for any of the legal solutions available it may consider appropriate for the protection of its reputation and industrial property rights, as well as to protect the Beverages Bases, Syrups and Beverages and defend any actions that may affect such matters. Upon the Company’s request, the Bottler may assist in any of such actions. The Bottler may not file any claim against the Company resulting from such proceedings or actions or for any default in filing or defending such proceedings or actions. The Bottler will immediately notify the Company of any litigation or proceedings already filed that may affect such matters. The Bottler may not file any legal proceedings, whether legal or administrative against any third party which may affect the Company’s interests without its written previous consent.

(b)	The Company has exclusive right and responsibility for filing and defending all proceedings and actions related to the Trademarks. The Company may file or defend any of such proceedings or actions on its own behalf or request the Bottler to file or defend such proceedings or actions whether under its own name or in a joint manner under the Bottler’s and the Company’s names.

(c)	The Bottler agrees to ask for the Company’s advise in connection with all claims for liability regarding products, proceedings or actions filed against the Bottler in connection with Beverages or Authorized Packages in order to defend and take the actions the Company may reasonably advise aiming at protecting the Company’s interests regarding the Beverages, Authorized Packages or goodwill associated with the Trademarks.

24

(d)	The Bottler will indemnify and compensate of all losses or liabilities to the Company, its affiliates and associates, their corresponding directors, managers and employees of and against all costs, damages, claims, obligations and liabilities derived from the facts and circumstances not imputable to the Company, including but not limited to costs and expenses incurred into derived from settling or any transaction of such resulting from the preparation, bottling, distribution, sale or promotion of the Beverages by the Bottler, including but not limited to the costs that may derive from the actions or omissions, whether negligent or not, of the Bottler, the Bottler’s distributors, its suppliers and wholesalers.

(e)	The Bottler will obtain and maintain valid an insurance policy with an insurance company that must be acceptable for the Company granting full and total coverage both, related to the amount and risk covered thereto, in connection with the issues referred to in subparagraph (d) described above, including the indemnization contained therein, and upon the Company’s request, will submit evidence of the existence of such insurance policy. Compliance with Section 36 (e) will neither limit nor waive the Bottler from its obligations under Section 36 (d) stated herein.

37.	The Bottler convenes and agrees with the Company:

(a)	That it will make no statements or disclosures neither to the public, the governmental authorities or any third party related to the Beverages Bases, the Syrups or Beverages, without the Company’s previous written consent.

(b)	That at all times, both during the validity period of this Agreement and after its maturity date, will maintanin strict confidentiality over all confidential or secret information including, but not restricted to, mixing directions and techniques, sales, marketing and distribution, projects and plans related to the matter subject to this Agrement that the Bottler may receive from the Company or in any other manner and will guarantee that such information will be disclosed only as it is needed by those directors, managers and employees having entered enforceable legal documents in which they are committed to maintain confidentiality over the matters described in this Section.

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(c)	That upon maturity or anticipated termination of this Agreement, the Bottler will make the necessary arrangements so as to deliver to the Company, pursuant to the directions it may issue in such connection, all written, graphic, electromagnetic, computarized, digital or any other material containing any information subject to the confidentiality obligation stated herein.

38.	In the event any of the provisions stated herein becomes or may become legally inefficient or invalid, the validity or effect of all other provisions in this Agreement will not be affected aiming having not such invalidity or inefficiency of such provisions hindering in a wrong way compliance of this Agreement or damaging the ownership or validity of the Trade Marks. The right to terminate this Agreement pursuant to Section 28(a) (2) will not be affected by this Section.

39.	(a)	In connection with all issues mentioned herein, this Agreement is the sole agreement existing between the Company and the Bottler. All previous agreements between the parties related to the same matters are cancelled by this Agreement except for the agreements entered pursuant to Section 19 herein. It is understood however that any statement in written issued by the Bottler that the Company took into consideration to enter into this Agreement will remain valid, therefore binding the Bottler.

(b)	Any waiver or modification, alteration or addition to this Agreement or to any of its provisions, will not obligate neither the Company or the Bottler unless they are entered respectively by the corresponding authorized representatives both, of the Company and the Bottler.

(c)	All notifications in written issued for this Agreement’s purposes will be made by cable, telegram, telex, personal delivery or certified mail and will be considered as delivered upon issuing date of such notification, sending date of certified mail or such personal delivery actually takes place. Such notifications in written will be addressed to the last known address of the interested party. The change of address by any of the parties must be soon notified in written to the other party.

40.	The omission by the Company in immediately exercising each of the rights granted herein or in the event strict compliance of any obligation assumed by the Bottler will not be considered as a waiver of such right or of the right

26

to demand the subsequent compliance of each and every obligation assumed by the Bottler pursuant to this Agreement.

41.	The Bottler is an independent contractor, not an agent of the Company. The Bottler accepts that it will neither state it is an agent of the Company nor will consider itself as such for no purpose whatsoever.

42.	The heading lines stated herein are only for the convenience of the parties and will not affect the interpretation of this Agreement.

43.	This Agreement will be interpreted pursuant to the applicable Law in the Republic of Nicaragua.

44.	The Appendixes and Exhibits attached hereto are considered, for any purpose, as inherent part of this Agreement and should be executed by the authorized representatives both, from the Company and the Bottler.

BY VIRTUE OF THE FOREGOING, the Company located in Atlanta, Georgia, U.S.A. and the Bottler in Managua, Nicaragua have agreed on entering this Agreement in triplicate by means of their authorized representatives.

PANAMCO DE NICARAGUA, S.A.	THE COCA-COLA COMPANY

By:	By:
Authorized Representative	Authorized Representative

Date:	Date:

37

Appendix

BEVERAGES

Location: MANAGUA, NICARAGUA Date: MAY 13, 2001

For the purposes of the Bottler Agreement entered by and between The Coca-Cola Company and the Bottler signing at the end of this document, valid as of may 13, 2001, the Beverages referred to in Whereas A herein are as follows:

COCA-COLA COCA-COLA LIGHT FANTA SPRITE FRESCA KINLEY HI-C KAPO

The description of the Beverages in this Appendix I replaces all previous descriptions and Appendixes related to the Beverages for purposes of Whereas A of such Bottler Agreement.

PANAMCO DE NICARAGUA, S.A.	THE COCA-COLA COMPANY

By:	By:
Authorized Representative	Authorized Representative

Date:	Date:

28

Appendix II

TRADEMARKS

Location: MANAGUA, NICARAGUA Date: MAY 13, 2001

For the purposes of the Bottler Agreement entered by and between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this document, valid as of may 13, 2001, the Trademarks of the Company referred to in Whereas B of such Agreement are as follows:

COCA-COLA COKE COCA-COLA LIGHT COKE-LIGHT FANTA SPRITE FRESCA KINLEY HI-C KAPO

including all transliterations, requests, records and copyright of all commercial presentations related to these Trademarks.

The description of the Trademarks in this Appendix II replaces all previous descriptions and Appendixes related to the Trademarks for purposes of Whereas B of such Bottler Agreement.

PANAMCO DE NICARAGUA, S.A.	THE COCA-COLA COMPANY

By:	By:
Authorized Representative	Authorized Representative

Date:	Date:

29

Appendix III

TERRITORY

Location: MANAGUA, NICARAGUA Date: MAY 13, 2001

For the purposes of the Bottler Agreement entered by and between The Coca-Cola Company and the Bottler signing at the end of this document, valid as of may 13, 2001, the Territory referred to in Section 1 of such Agreement is as follows:

THE REPUBLIC OF NICARAGUA

The description of the Territory in this Appendix III replaces all previous descriptions and Appendixes related to the Territory for purposes of Section 1 of such Bottler Agreement.

PANAMCO DE NICARAGUA, S.A.	THE COCA-COLA COMPANY

By:	By:
Authorized Representative	Authorized Representative

Date:	Date:

30

Appendix IV

AUTHORIZED PACKAGES

Location: MANAGUA, NICARAGUA Date: MAY 13, 2001

Pursuant to the provisions stated in Section 2 of the Bottler Agreement entered by and between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this document, valid as of may 13, 2001, the Company authorizes the Bottler to prepare, distribute and sell the Beverages in the following packages that, for the purposes of the Bottler Agreement herein are considered as Authorized Packages.

Beverage	Authorized Package	Net Content

COCA-COLA	RETURNABLE GLASS BOTTLE	6.5 OZ, 12 OZ, ½ LT, 1 LT
FANTA	RETURNABLE GLASS BOTTLE	6.5 OZ, 12 OZ, ½ LT, 1 LT
SPRITE	RETURNABLE GLASS BOTTLE	6.5 OZ, 12 OZ
FRESCA	RETURNABLE GLASS BOTTLE	6.5 OZ, 12 OZ, 1 LT
KINLEY	RETURNABLE GLASS BOTTLE	12 OZ
COCA-COLA	NON-RETURNABLE PET	1.5 LT, 2 LT
COCA-COLA LIGHT	NON-RETURNABLE PET	1.5 LT
FANTA	NON-RETURNABLE PET	1.5 LT, 2 LT
KINLEY	NON-RETURNABLE PET	1.5 LT

This authorization replaces all authorizations entered before by and between the Company and the Bottler in connection with the subject matter of this Appendix IV.

PANAMCO DE NICARAGUA, S.A.	THE COCA-COLA COMPANY

By:	By:
Authorized Representative	Authorized Representative

Date:	Date:

31

Appendix V

Location: MANAGUA, NICARAGUA Date: MAY 13, 2001

Pursuant to the stated in the Bottler Agreement entered by an between The Coca-Cola Company (hereinafter referred to as “The Company”) and the “Bottler” whose authorized representative signs this Appendix, valid as of may 13, 2001, “The Company” authorizes the “Bottler” to prepare, bottle, distribute, sell or market only the non-alcoholic beverages and the packages different from the licensed by this Agreement described as follows:

Beverage	Authorized Package	Net Content

AGUA ALPINA	NON-RETURNABLE PET	½ LT, 1 LT, 1 ½ LT
CANADA DRY	RETURNABLE GLASS BOTTLE	12 OZ

It is acknowledged and agreed by the parties that the description of the non-alcoholic beverages and/or their packages in this Appendix V sustitutes and replaces any description made before and relevant appendixes referred to in Section 17 in the Bottler Agreement.

PANAMCO DE NICARAGUA, S.A.	THE COCA-COLA COMPANY

By:	By:
Authorized Representative	Authorized Representative

Date:	Date:

32

Exhibit A

Location: MANAGUA, NICARAGUA Date: MAY 13, 2001

AUTHORIZATION IN CONNECTION WITH SYRUPS FOR POST-MIX BEVERAGES

Pursuant to the provisions stated in Section 3 within the Bottler Agreement entered by and between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this document, valid as of may 13, 2001, the Company hereby grants a non-exclusive authorization to the Bottler so as to prepare, bottle, distribute and sell syrups for the following Beverages:

COCA-COLA COCA-COLA LIGHT FANTA SPRITE FRESCA

(the syrups mentioned above will be referred to as “Post-Mix Syrups” in this Exhibit A) to retailers in the Territory so as to serve the Beverages through Post-Mix vending machines at or by the retailer’s establishments and also to operate Post-Mix vending machines and sell the Beverages directly to the consumer subject to the following conditions:

a.	The Bottler may not sell Post-Mix Beverages to retailers within the Territory for their use in any Post-Mix vending machine or operate any Post-Mix vending machine unless:

(i)	There is an adequate source of fresh water,

(ii)	All Post-Mix vending machines are as those approved by the Company and comply with all hygiene regulations and of any other sort stated by the Company and communicated in written form to the Bottler in connection with the preparation, botling and sale of the Post-Mix Syrups; and

(iii)	The Beverages served by means of Post-Mix vending machines are strictly adjusted to the directions for the preparation of the Post-Mix

33

Syrup Beverages pursuant to the stated in written by the Company from time to time to the Bottler.

b.	The Bottler will take samples of the Beverages served by means of the Post-Mix vending machines operated by retailers to whom the Bottler has supplied with the Post-Mix Syrups or those operated by the Bottler pursuant to the directions and in the intervals the Company may communicate in written, and will submit such samples to the Company for their inspection, at its own cost and expense.

c.	The Bottler, from its initiative and under its responsibility, will immediately discontinue the sale of Post-Mix Syrups to any retailer who may not comply with the rules stated by the Company.

d.	The Bottler will discontinue the sale of Post-Mix Beverages to any retailer whenever it is notified by the Company that any of the Beverages supplied by means of such Post-Mix vending machines located at or by the retailer’s establishment do not comply with the rules prescribed by the Company for the Beverages, or that the Post-Mix vending machines are not of the sort of those approved by the Company.

e.	The Bottler agrees to:

(i)	Sell and distribute the Post-Mix Syrups only in packages approved by the Company and to use on such packages, the tags approved by the Company; and

(ii)	To influence the retailer so as to persuade it to use a regular glass, paper cup or any other package approved by the Company bearing the legends and graphic design approved by the Company aiming at having the Beverages served to the client adequately identified and served in an attractive and hygienic package.

Except for the modified in this Exhibit, all terms, covenants and conditions contained in this Bottler Agreement will be applied to this complementary authorization for the preparation, bottling, distribution and sale of the Post-Mix Beverages and, in such connection, it is expressly agreed upon between the parties that the Bottler’s terms, conditions and obligations as stated in the Bottler Agreement will be incorporated into it as a reference and that, unless the context states otherwise, any reference made in such Agreement

34

to “Beverages” will also be considered as referring to the Post-Mix Syrups for the purposes of this complementary authorization granted to the Bottler.

This authorization may be terminated by any of the parties upon ninety (90) days of reception of the relevant anticipated notice. Moreover, it is also understood and accepted that this complementary authorization will automatically terminate upon maturity or anticipated termination of such Bottler Agreement.

PANAMCO DE NICARAGUA, S.A.	THE COCA-COLA COMPANY

By:	By:
Authorized Representative	Authorized Representative

Date:	Date:

35

Exhibit B

COMPLEMENTARY DISTRIBUTION AUTHORIZATION

Location: MANAGUA, NICARAGUA Date: MAY 13, 2001

Pursuant to the provisions in Section 3 of the Bottler Agreement entered by and between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this document, valid as of may 13, 2001, the Company is hereby granting a complementary non-exclusive authorization so as to purchase from the Company, or from whoever it may appoint, the Beverages in the following packages (hereinafter referred to as the “Authorized Packages”) for their sale and distribution within the Territory described in the Bottler Agreement:

BEVERAGES	AUTHORIZED PACKAGES	AGREEMENT NET

COCA-COLA	CAN	12 OZ
COCA-COLA	NON-RETURNABLE PET	1 ½ LT, 2 LT
COCA-COLA LIGHT	CAN	12 OZ
FANTA	CAN	12 OZ
FANTA	NON-RETURNABLE PET	1 ½ LT, 2 LT
KINLEY	NON-RETURNABLE PET	1 ½ LT
HI-C	TETRA-BRICK	250 ML
KAPO	PUNCH-PACK	200 ML

Subject to the following conditions:

a)	This authorization may be terminated by any of the parties by means of written notification provided with ninety (90) days notice and will

36

automatically end, with no need for summons or notification of expiration or anticipated termination of the Bottler Agreement whatsoever.

b)	Upon maturity or cancellation of this authorization, the Bottler will immediately discontinue the sale and/or distribution of the Beverages in the Authorized Containers within the Territory.

c)	Except for the amended in this Exhibit, the stipulations, covenants, agreements, terms, conditions and provisions within such Bottler Agreement will be applied to and will be valid in full in connection with this complementary authorization.

This authorization replaces all authorizations entered before by and between the Company and the Bottler in connection with the subject matter of this Exhibit B.

PANAMCO DE NICARAGUA, S.A.	THE COCA-COLA COMPANY

By:	By:
Authorized Representative	Authorized Representative

Date:	Date:

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